Exhibit 99.2

Spectrum Brands, Inc. Suite 3300 Six Concourse Parkway Atlanta, GA 30328
Phone Fax Email	770.829.6205 770.829.6298 jim.lucke@spectrumbrands.com
www.spectrumbrands.com
James T. Lucke Senior Vice President, Secretary and General Counsel

January 15, 2007

VIA FACSIMILE (860) 240-2800 and E-Mail

Original Via Next Day Air

Castlerigg Master Investments, Ltd.,

Sandelman Partners, LP, and

Xerion Capital Partners

c/o Evan D. Flaschen, Esq.

Bingham McCutchen

One State Street

Hartford CT 06103-3178

Re:	Indenture dated as of September 30, 2003, among Spectrum Brands, Inc. (the "Company"), the Guarantors party thereto and U.S. Bank National Association, as Trustee (the "Indenture")

Ladies and Gentlemen:

The Company is in receipt of your letter, dated January 10, 2006, allegedly constituting a notice of Defaults pursuant to Section 6.01(iv) of the Indenture (the "Purported Notice"). Capitalized terms not otherwise defined are used in this letter as defined in the Indenture.

Section 1.01 of the Indenture clearly defines "Holder" as "a Person in whose name a Note is registered," and paragraph 9 of the Notes states that "[t]he registered Holder of a Note will be treated as its owner for all purposes." All Notes issued pursuant to the Indenture are Global Notes issued to and registered in the name of Depositary Trust Company ("DTC"), as Depositary, and DTC is therefore the only "Holder" of Notes entitled pursuant to Section 6.02 to deliver a notice of an Event of Default and accelerate the Notes. The Indenture does not provide such rights to the beneficial owners of the Notes, and consequently the Purported Notice is ineffective.

Castlerigg Master Investments, Ltd.,

Sandelman Partners, LP, and

Xerion Capital Partners

January 15, 2007

Additionally, we note that for any notice under Section 6.01(iv) of the Indenture to be effective, such section requires that such notice be delivered by "Holders representing 25% or more of the aggregate principal amount of Notes" at the time of such notice. Thus, if you continue to proceed in your attempt to issue a notice, the Company will require that any participating Holders demonstrate definitively the principal amount of Notes registered in their name at the time of such notice. We believe the signature pages attached to the Purported Notice are insufficient in this regard.

While the Purported Notice is of no effect under the Indenture, the Company has elected to provide this response to the allegations set forth therein. As we have discussed with you and your counsel on a number of occasions, no Default has occurred under the Indenture and the Company has been, and continues to be, in full compliance with all of its obligations thereunder. We note that we have previously provided an explanation to Sandelman Partners, L.P. on October 2, 2006, and provided further information in a conversation with your counsel at Bingham McCutchen, Evan D. Flaschen, Esq., shortly after our receipt of his letter dated December 11, 2006.

Purported Defaults

Section 4.09. Section 4.09(a) prohibits the incurrence of Indebtedness if the Company does not meet the Fixed Charge Coverage Ratio test set forth therein (the "Ratio Test"). Section 4.09(b) states that Indebtedness of the types described in subclauses (i) - (x) is not prohibited by Section 4.09(a); subclause (i) of Section 4.09(b) provides for the incurrence of Indebtedness pursuant to Credit Facilities (subject to the limits set forth therein) (the "Section 4.09(b)(i) Exception"). The second sentence of Section 4.09(c) specifies that Indebtedness under Credit Facilities outstanding on the initial issuance date under the Indenture (the "Issuance Date") is deemed to have been incurred on that date pursuant to the Section 4.09(b)(i) Exception.

You have concluded from the foregoing provisions that all Indebtedness under Credit Facilities must be classified as having been incurred pursuant to the Section 4.09(b)(i) Exception, and that "[n]othing in the Indenture permits the . . . Credit Agreement to be reclassified at any time as having been incurred in reliance on section 4.09(a) of the Indenture." Your analysis is flawed in its focus on the term "Credit Facilities" and your erroneous contention there and in prior conversations that "Credit Facilities" is modified by the term "outstanding". This is a patently incorrect reading of the Indenture and is inconsistent with the plain meaning of the term "outstanding" as supported by Barron's Dictionary of Banking Terms, Barron's Dictionary of Finance and Investment Terms, Black's Law Dictionary sixth edition, and Merriam-Webster's Collegiate Dictionary. While Credit Facilities borrowings outstanding on the Issuance Date are classified as having been incurred pursuant to the 4.09(b)(i) Exception, Section 4.09(c) explicitly refers only to the outstanding borrowings "on the date on which Notes are first issued under [the] Indenture" [emphasis added] and does not extend to any future borrowings under Credit Facilities. In other words, "outstanding" modifies "Indebtedness".

Castlerigg Master Investments, Ltd.,

Sandelman Partners, LP, and

Xerion Capital Partners

January 15, 2007

Thus, contrary to your contention, Indebtedness can be incurred under Credit Facilities pursuant to other provisions of Section 4.09.

The first sentence of Section 4.09(c) provides that "in the event that any proposed Indebtedness . . . is entitled to be incurred pursuant to Section 4.09(a), the Company shall be permitted to classify at the time of its incurrence such item of Indebtedness in any manner that complies with this Section 4.09." Since the Company was within the limits of the Ratio Test from the Issuance Date through May 9, 2006, the Company was permitted by the plain language of Section 4.09(c) to classify draws under Credit Facilities during such period as having been incurred pursuant to the Ratio Test rather than under the Section 4.09(b)(i) Exception.

The definition of Indebtedness reads in part, "[t]he amount of any Indebtedness outstanding as of any date shall be the outstanding balance at such date. . . " In 2005, the Company refinanced Indebtedness outstanding under its Credit Facilities in an amendment and restatement of its credit agreement. At that time the amount of debt under Credit Facilities that had been deemed incurred on the Issuance Date under the Section 4.09(b)(i) Exception was approximately $506 million, and was repaid by, and thereby replaced with, new borrowings permitted under the Ratio Test. As a result, when the Company was no longer able to meet the Ratio Test it had full availability under the 4.09(b)(i) Exception. Borrowings under Credit Facilities after such time (the "4.09(b)(i) Borrowings") have not exceeded the amount allowed, and the Company therefore has not failed to comply with the requirements of Section 4.09 of the Indenture.

Section 4.15. The 4.09(b)(i) Borrowings were permitted by the terms of the Indenture (see analysis of Section 4.09 above), and as such they constitute "Senior Debt" as defined in Section 1.01. The Company therefore has not failed to comply with the requirements of Section 4.15.

Section 4.12. The 4.09(b)(i) Borrowings constitute Senior Debt (see analysis of Section 4.15 above), and the Liens securing them therefore fall within clause (a) of "Permitted Liens" as defined in Section 1.01. The Company therefore has not failed to comply with the requirements of Section 4.12, which allows the creation and existence of Permitted Liens.

Section 4.04. As described above, the Company has not failed to comply with any requirement of the Indenture and there are no Defaults. Therefore, the Company has not been and is not required to deliver a notice of Default under Section 4.04(c).

Castlerigg Master Investments, Ltd.,

Sandelman Partners, LP, and

Xerion Capital Partners

January 15, 2007

Asset Sales

With respect to your comment regarding the Company's potential Asset Sales, please note that Section 4.09 (b)(i) only requires the $700 million basket to be reduced by "Net Proceeds of Asset Sales." The definition of Net Proceeds nets out "(c) amounts required to be applied to the repayment of Indebtedness or other liabilities, secured by a Lien on the asset or assets that were the subject of such Asset Sale, or required to be paid as a result of such sale..." Additionally, Section 4.09(b)(i) only requires reductions to such basket for the repayment of Indebtedness incurred pursuant to such Section. As described above, the term loan Indebtedness incurred under Credit Facilities was incurred pursuant to Section 4.09(a). Pursuant to the aforementioned provisions, the use of proceeds from such Asset Sales to repay Indebtedness under the Credit Facilities would not have an impact on the above mentioned basket. Additionally, we note that since no Default exists, Section 4.20 is not relevant in the context mentioned. We can only conclude that your reading of the Indenture is confused on the Asset Sales point as well.

Conclusion

We remind you that your Purported Notice is ineffective and no Defaults exist under the Indenture. Your allegations of defaults - clearly unsupported by the plain language of the Indenture -- may cause significant damage to the Company. If such a situation occurs, the Company will take all necessary steps to seek redress for any such damages.

Very truly yours,

SPECTRUM BRANDS, INC.

By:	/s/ James T. Lucke
James T. Lucke
Senior Vice President, Secretary and
General Counsel
Spectrum Brands, Inc.

cc:	Margaret Brown, Skadden, Arps, Slate, Meagher & Flom LLP